EXHIBIT 10.57

Fiscal Year 2007 Annual Incentive Plan Criteria

The Annual Incentive Plan rewards performance based upon consolidated, business unit and individual results. The named executive officers are assigned the following Target Award Percentage of their base salary for fiscal year 2007 Annual Incentive Awards:

Level	Target Award Percentage

CEO	110%
13	95%
12	75%
11	65%

Awards are based upon the consolidated results of the company and/or the individual’s business unit results. The weighting factors for corporate and business unit performance for named executive officers is as follows:

Level	Corporate / Business Unit Weight

CEO and Level 13	100% / 0%
11-12	80% / 20%

The payout multiple of a participant’s Target Award Percentage, depending upon whether threshold, target, distinguished or super-distinguished performance is achieved is as follows:

Payout Multiple of Target Award Percentage

Threshold 25%
Target 100%
Distinguished 150%
Super-Distinguished 200%

The consolidated results of the company shall be measured based upon a return on equity (“ROE”) calculation. ROE shall be calculated as consolidated net income divided by consolidated equity. Business unit results shall be measured based primarily on income needed to support the consolidated ROE goal.

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